Exhibit 3.4

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION OF

ROMAC INTERNATIONAL, INC.

Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of Romac International, Inc. (the “Corporation”), are hereby amended to these Articles of Amendment:

FIRST: The name of the Corporation is Romac International, Inc.

SECOND: Article V, entitled Capital Stock, is hereby amended to increase the authorized common stock, par value $.01 per share, of the Corporation from 100 million to 250 million shares.

THIRD: The foregoing amendment was duly adopted by the board of directors on February 12, 1998 and the holders of a majority of the outstanding common stock of the Corporation on April 20, 1998.

FOURTH: The number of votes cast for the amendment by the shareholders of the Corporation constitutes a sufficient number of votes to approve the amendment.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this instrument this 20th day of April, 1998.

/s/ Tom Calcaterra
Tom Calcaterra, Secretary
and Chief Financial Officer